UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date Of Report (Date of Earliest Event Reported) February 20, 2009

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-32261	76-0362774
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment (this “Amendment”) to the Current Report on Form 8-K of ATP Oil & Gas Corporation (the “Company”) dated as of February 19, 2009 and filed on February 26, 2009 (the “Original Report”) is being filed only to set forth the correct date of report on the cover page hereof and to amend and restate Item 5.02(b) in its entirety. February 19, 2009 was incorrectly set forth in the Original Report as the date of the Original Report and the correct date is February 20, 2009.

Item 5.02 —Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

On February 20, 2009 the Company received a letter of resignation to the Board of Directors of Company (the “Board”) from Robert C. Thomas. Mr. Thomas’ resignation was not as a result of any disagreement with the Company.

On February 24, 2009, Lady Barbara Judge was nominated as a new member of the Board. Lady Judge served as the Commissioner of the U.S. Securities & Exchange Commission in Washington D.C. from 1980 to 1983. She was the youngest person ever appointed by the President and the second woman to hold the position. She is currently the Chairman of the United Kingdom Atomic Energy Authority, a position she has held since 2002, and she is the former Chairman of the Audit Committee. From 2004 to 2007 Lady Judge was the Deputy Chairman of the United Kingdom Financial Reporting Council in London. From 2002 through 2004 she was on the Board of Directors of the Energy Group of the United Kingdom’s Department of Trade and Industry in London. She received her B.A. from the University of Pennsylvania and her J.D. Cum Laude from New York University Law School. Prior to her appointment to the U.S. Securities & Exchange Commission for seven years she was a lawyer and became a partner at Kaye, Scholer, Fierman, Hays & Handler, Esqs. in New York City. In the mid ‘80’s she served as a Regional Director in Hong Kong at Samuel Montagu & Co. Ltd and was the first woman appointed as a board director of that London merchant bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: May 29, 2009	By:	/s/ Albert L. Reese Jr.
Albert L. Reese Jr.
Chief Financial Officer

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